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                                  EXHIBIT 4

                 SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT

     This Second Amendment to Revolving Credit Agreement (this "Amendment") is entered into at Columbus, Ohio, by and between The Huntington National Bank, as lender (the "Bank"), and R.G. Barry Corporation, as borrower (the "Borrower"), as of the 23rd day of September, 2002, in order to amend the Revolving Credit Agreement entered into by and among the Bank and the Borrower as of the 12th day of March, 2001 (the "Credit Agreement").

     Whereas, the parties to this Amendment desire to amend certain of the provisions of the Credit Agreement, the Credit Agreement is hereby amended as follows:

     1. Section 1 of the Credit Agreement is hereby amended to recite in its entirety as follows:

                             SECTION 1. COMMITMENT.

               1.1. Basic Commitment Terms. The Borrower has applied to the Bank for revolving credit loans up to an aggregate principal amount of $30,000,000, the proceeds of which are to be used by the Borrower for general corporate purposes, including, without limitation, seasonal financing of inventory and accounts receivable. The Borrower has also applied to the Bank for a loan in the principal amount of $2,000,000, the proceeds of which are to be used by the Borrower for general corporate purposes and which loan is to mature on November 22, 2002. The Bank is willing to make such loans to the Borrower upon the terms and subject to the conditions hereinafter set forth up to a maximum aggregate principal amount not in excess of $32,000,000 (said amount being hereinafter called the "Commitment" of the Bank). Notwithstanding anything to the contrary contained in any Note evidencing the Loan, the principal amount advanced by the Bank pursuant to the Notes held by the Bank shall not exceed the amount of the Bank's Commitment.

               1.2. Commitment Limitations. Notwithstanding the foregoing, during the following periods in each year occurring during the term of this Agreement, the aggregate Commitment of the Bank shall be in an amount equal to the lesser of the following amounts or the amount to which the Commitment has been reduced pursuant to Section 4.6 hereof.

          PERIOD                                   COMMITMENT

          From 12/31 through 1/31                  $0
          From 02/01 through 02/28                 $3,000,000
          From 03/01 through 03/31                 $15,000,000
          From 04/01 through 11/29                 $32,000,000
          From 11/30 through 12/30                 $27,000,000




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               1.3 BORROWING BASE. Notwithstanding the foregoing provisions of
          Sections 1.1 and 1.2, the aggregate principal balance of the Loans at any time outstanding shall not exceed the lesser of (a) the Commitment of the Bank, reduced as provided in Section 1.2 and (b) the Borrowing Base (as hereinafter defined). As used herein, "Borrowing Base" shall mean the sum of (i) 80% of the Company's Eligible Accounts plus (ii) 40% of the Company's Eligible Inventory.

     2. Section 3.35 of the Credit Agreement is hereby amended to recite in its entirety as follows:

               3.35 "Note" or "Notes" means the Revolving Credit Note or Revolving Credit Notes as defined in Section 4.2.

     3. Section 4.2 of the Credit Agreement is hereby amended to recite in its entirety as follows:

               4.2 EVIDENCE OF LOANS MADE UNDER REVOLVING CREDIT. All Loans made by the Bank pursuant to the Bank's Commitment shall be evidenced by one or more promissory notes substantially in the form attached hereto as EXHIBIT A (hereinafter called the "Revolving Credit Note" or "Revolving Promissory Notes"), payable to the order of the Bank, duly executed on behalf of the Borrower. The Bank is hereby authorized by the Borrower to note on the schedule attached to each Revolving Credit Note the date, amount and type of each Loan made to the Borrower, the duration of the related Interest Period if applicable, the amount of each payment or prepayment of principal thereon, and the other information provided for on such schedule, which schedule shall constitute PRIMA FACIE evidence of the information so noted; provided, that failure of the Bank to make any such notation shall not relieve the Borrower of its obligation to repay the outstanding principal amount of any Loan or Loans made to it, all accrued interest thereon and all other amounts payable in accordance with the terms of the Revolving Credit Notes or this Agreement. Interest on the Loans evidenced by the Revolving Credit Notes shall be payable at the rates specified in Sections 3.2 and 3.19 hereof and on each Interest Payment Date, as hereinafter defined. The terms and conditions of this Agreement are incorporated in the Revolving Credit Notes by reference as though the same were written therein.

     4. Section 9.2 of the Credit Agreement is hereby amended to recite in its entirety as follows:

               9.2 MAINTENANCE OF CONSOLIDATED TANGIBLE NET WORTH. Permit Consolidated Tangible Net Worth to be less than (i) $46,500,000 as of March 30, 2002, (ii) $43,500,000 as of June 29, 2002, (iii)
          $45,000,000 as of September 28, 2002, and (iv) $53,000,000 as of
          December 28, 2002, and as of the end of each fiscal quarter thereafter.


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     5. The Bank and the Borrower hereby agree that the requirements of Section
9.13 of the Credit Agreement with respect to the maintenance of EBITDA in a required amount shall not be applicable for the testing date of September 28, 2002, for the three quarters ending on that date, provided that the Borrower remains in compliance with all the other terms and conditions of the Credit Agreement on and after that date. The Borrower's obligation as to the maintenance of EBITDA as of the testing date of December 28, 2002, for the four quarters then ending, shall remain as stated in the Credit Agreement.

     6. The Borrower represents and warrants that no Event of Default has occurred and is continuing, nor will any occur immediately after the execution and delivery of this Amendment by the performance or observance of any provision hereof.

     7. Each reference to the Credit Agreement, whether by use of the phrase "Credit Agreement," "Agreement," the prefix "herein" or any other term, and whether contained in the Credit Agreement itself, in this Amendment, in any document executed concurrently herewith or in any loan documents executed hereafter, shall be construed as a reference to the Credit Agreement as amended by this Amendment.

     8. Except as previously amended and as modified herein, the Credit Agreement and the Loan Documents shall remain as written originally and in full force and effect in all respects, and nothing herein shall affect, modify, limit or impair any of the rights and powers which the Banks may have thereunder.

     9. The Borrower agrees to perform and observe all the covenants, agreements, stipulations and conditions to be performed on its part under the Credit Agreement, the promissory note executed and delivered in connection herewith, the Loan Documents, and all other related agreements, as amended by this Amendment.

     10. The Borrower hereby represents and warrants to the Bank that (a) the Borrower has legal power and authority to execute and deliver the within Amendment; (b) the respective officer executing the within Amendment on behalf of the Borrower has been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions provided for herein; (c) the execution by the Borrower and the performance and observance by the Borrower of the provisions hereof do not violate or conflict with the articles of incorporation, regulations or by-laws of the Borrower or any law applicable to the Borrower or result in the breach of any provision of or constitute a default under any agreement, instrument or document binding upon or enforceable against the Borrower; and (d) this Amendment and the promissory notes executed and delivered in connection herewith constitute valid and legally binding obligations upon the Borrower, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, to general equitable principles and to applicable doctrines of commercial reasonableness.

     11. This Amendment shall become effective only upon the occurrence of all the following: (a) the execution by the Borrower and the Bank of this Amendment;
(b) the execution by the Borrower and delivery to the Bank of a Revolving Promissory Note in the amount of $2,000,000 as described in this Amendment. Execution of this Amendment by the parties hereto



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may be in any number of counterparts, but all of such counterparts when taken together shall constitute one and the same document.

     12. The capitalized terms used herein shall have the same meanings as the capitalized terms used in the Credit Agreement.

     IN WITNESS WHEREOF, the Borrower and the Bank have hereunto set their hands as of the 23rd day of September, 2002.

                                       R. G. BARRY CORPORATION


                                       By: /s/ Michael S. Krasnoff
                                           -------------------------------------
                                           Michael S. Krasnoff
                                           Vice President


                                       THE HUNTINGTON NATIONAL BANK


                                       By: /s/ John M. Luehmann
                                           -------------------------------------
                                           John M. Luehmann
                                           Assistant Vice President













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